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                                                                    EXHIBIT 99.1

                       [LOGO OF HOMESTORE APPEARS HERE]


          HOMESTORE PROVIDES ADDITIONAL ACCOUNTING INQUIRY INFORMATION

WESTLAKE VILLAGE, CA--January 2, 2002--Homestore.com, Inc. (NASDAQ: HOMS) today released additional information about the inquiry by the Audit Committee of its Board of Directors into certain of the company's accounting practices, that the company announced in its press release on December 21, 2001. The Audit Committee, with the assistance of independent legal counsel and independent accountants, has continued to conduct a thorough inquiry into the company's accounting practices. The inquiry is not yet complete and, while it is not yet possible to predict the ultimate results of the inquiry, the company has made a preliminary determination that it will restate certain of its financial statements.

Based on the preliminary results of the inquiry to date, the company has determined that it overstated its on-line advertising revenues in the first three quarters of 2001 by between $54 million and $95 million in connection with certain advertising transactions that should have been accounted for as barter transactions because they were related to purchases by the company of goods and services from third parties. When the company completes its analysis of the overstatements, the company intends to amend its previously filed reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2001 to reflect these and any other required adjustments to its financial statements for those periods. Accordingly, investors should not rely upon the company's previously filed reports on Form 10-Q for those quarters or the financial statements contained therein.

Because the inquiry by the Audit Committee is not complete and the Audit Committee is examining a large number of transactions, there may be additional material restatements of the company's financial results once the inquiry is complete. The transactions under review include transactions that occurred in the year 2001, as well as transactions that occurred in the year 2000. The company cannot at this time quantify the amounts of potential additional restatements. Any additional restatements, if required, could have a further material adverse impact on the company's reported financial results. Such restatements could also include a restatement of financial results for the year ended December 31, 2000. The Audit Committee and the company are firmly committed to completing a thorough, expeditious inquiry of these matters in an independent, objective manner, and currently expect to complete the inquiry by the end of the first quarter of 2002.

The company continues to be focused on and committed to serving its customers and continues to operate REALTOR.com(R), Homestore.com(TM), HomeBuilder.com(TM), Homestore(TM) Apartments & Rentals and its other websites and services.

ABOUT HOMESTORE

Homestore.com, Inc. (NASDAQ: HOMS) is the leading supplier of online media and technology solutions to the home and real estate industry. Through its family of Web sites, the company offers consumers Everything Home(TM) including the largest online source of homes for sale. The company's leading Web sites include flagship site REALTOR.com(R), the official Web site of the National
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Association of REALTORS(R); HomeBuilder.com(TM), a new homes destination;
Homestore(TM) Apartments & Rentals; and Homestore.com(TM), a home information resource. Content is available through the AOL House & Home Channel. Homestore also develops and sells technology to help home and real estate professionals connect with their online audience and work more efficiently.

CAUTION REGARDING FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to material risks and uncertainties and investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The statements relating to anticipated restatements of financial results are based on the company's current expectations and are subject to uncertainty and the completion of the inquiry currently being conducted by the Audit Committee. Actual results may differ materially from these expectations. The company cannot at this time quantify the exact amounts of such restatements, and the company may determine to restate additional amounts that could have a further material adverse impact on the company's reported financial results. There can be no assurances that any final restatement will not include revisions to the announced adjustments, require additional adjustments, or cover additional periods earlier than the first quarter of 2001.

Reported historical results should not be considered as an indicator of future performance. Risks and uncertainties that may affect our future results include, but are not limited to, the following: changes in global economic, business, competitive market and regulatory factors, our ability to raise additional amounts of cash to fund our planned operations, our ability to maintain and manage favorable agreements and relationships with the National Association of REALTORS (R), the National Association of Home Builders, other individuals and entities in the real estate professional community, and Internet portals; our ability to continue to obtain a large percentage of available real estate property listings; acceptance by consumers and real estate professionals of our business model; our ability to manage rapid growth, both internally and through acquisitions; the success of strategic alliances and joint ventures that we enter into; cyclical, seasonal and other changes in the real estate markets; seasonality and other fluctuations in the company's financial results; our ability to maintain high reliability for our server-based Web services; our ability to protect our intellectual property; uncertainty as to the timing and amount of future Internet-related revenue and profits, including revenues from advertising; the occurrence of unforeseen expenses in the future; and our ability to retain and motivate our employees, and recruit additional members to our management team. The matters discussed in this press release also involve risks and uncertainties described from time to time in our filings with the SEC. In particular, see "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2000 filed with the SEC.

                                     # # #

Financial contact:
DeLise Keim
(805) 557-2599
delise.keim@homestore.com

Media contact:
Gary Gerdemann
(805) 557-3597
gary.gerdemann@homestore.com